Filed pursuant to Rule 424(b)(3)

Registration No. 333-282834

PROSPECTUS

73,765,634 Shares of Common Stock

The selling stockholders named in this prospectus may use this prospectus to offer and resell from time to time up to an aggregate of 73,765,634 shares of our common stock, par value $0.0001 per share, which are comprised of (i) 22,046,747 shares of common stock issued and outstanding (“common shares”), (ii) 14,836,070 shares of common stock issuable upon exercise of pre-funded warrants (the “Pre-funded Warrants”), and (iii) 36,882,817 shares of common stock issuable upon exercise of common warrants (the “Common Warrants” and collectively with the Pre-funded Warrants, the “Warrants”) issued by us in a private placement to the selling stockholders that are party to the Securities Purchase Agreement, dated September 26, 2024 (the “Purchase Agreement”). The common shares and the shares of common stock issuable upon exercise of the Warrants are collectively referred to herein as the “Shares”.

We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of the Shares by the selling stockholders. We will, however, receive the net proceeds of any Warrants exercised for cash.

The selling stockholders may sell or otherwise dispose of the Shares in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of the Shares covered by this prospectus in the section entitled “Plan of Distribution” on page 12. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Shares will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Shares with the Securities and Exchange Commission (the “SEC”).

Our common stock is listed on the Nasdaq Capital Market under the symbol “XAIR”. On November 20, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.4916 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2024

i

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to an aggregate of 73,765,634 shares of our common stock. We are not selling any shares of our common stock under this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered hereby by the selling stockholders, although we may receive cash from the exercise of the Warrants.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information other than the information that has been provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our securities. Our business, financial condition and results of operations may have changed since those dates.

The information appearing in this prospectus, the documents incorporated by reference in this prospectus and any free writing prospectus authorized for use in connection with this offering is accurate only as of its respective date, regardless of the time of delivery of the respective document or of any sale of securities covered by this prospectus. You should not assume that the information contained in or incorporated by reference in this prospectus, or in any free writing prospectus that is authorized for use in connection with this offering, is accurate as of any date other than the respective dates thereof.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

Industry and Market Data

This prospectus and the documents incorporated by reference contain estimates, projections, market research and other information concerning our industry, our business, markets for LungFit® PH and our product candidates and the size of those markets, the prevalence of certain medical conditions, LungFit® PH market access, prescription data and other physician, patient and payor data. Unless otherwise expressly stated, we obtain this information from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources as well as from our own internal estimates and research and from publications, research, surveys and studies conducted by third parties on our behalf. Information that is based on estimates, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are reflected in this information. As a result, you are cautioned not to give undue weight to such information.

Note Regarding Trademarks

Beyond Air™, the Beyond Air logo and other trademarks or service marks of Beyond Air, Inc. appearing in this prospectus are the property of Beyond Air, Inc. All other trademarks, service marks or tradenames referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and tradenames in this prospectus are sometimes referred to without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies, products or services.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our securities. You should carefully consider, among other things, our financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in, or incorporated by reference into, this prospectus.

When we refer to Beyond Air, Inc., and its subsidiaries, we use the terms “Beyond Air,” the “Company,” “us,” “we” and “our.”

Overview

We are a commercial-stage medical device and biopharmaceutical company developing a platform of nitric oxide (“NO”) generators and delivery systems (the “LungFit® platform”) capable of generating NO from ambient air. Our first device, LungFit® PH received premarket approval (“PMA”) from the U.S. Food and Drug Administration (“FDA”) in June 2022. The NO generated by the LungFit® PH system is indicated to improve oxygenation and reduce the need for extracorporeal membrane oxygenation in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilatory support and other appropriate agents. This condition is commonly referred to as persistent pulmonary hypertension of the newborn (“PPHN”). The LungFit® platform can generate NO up to 400 parts per million (“ppm”) for delivery to a patient’s lungs directly or via a ventilator. LungFit® can deliver NO either continuously or for a fixed amount of time at various flow rates and has the ability to either titrate dose on demand or maintain a constant dose. In July 2022, we commenced marketing LungFit® PH in the United States for PPHN as a medical device.

LungFit® can be used to treat patients on ventilators that require NO, as well as patients with chronic or acute severe lung infections via delivery through a breathing mask or similar apparatus. Furthermore, we believe that there is a high unmet medical need for patients suffering from certain severe lung infections that the LungFit® platform can potentially address. Our current areas of focus with LungFit® are PPHN, viral community-acquired pneumonia (VCAP) including COVID-19, bronchiolitis (BRO), nontuberculous mycobacteria (NTM) lung infection and those with various severe lung infections with underlying chronic obstructive pulmonary disease (COPD). Our current product candidates will be subject to premarket reviews and approvals by the FDA, certification through the conduct of a conformity assessment by a notified body in the EU for the product to be CE marked, as well as comparable foreign regulatory authorities.

With Beyond Air’s focus on NO and its effect on the human condition, there are two additional programs that do not utilize our LungFit® system. Through our majority-owned affiliate Beyond Cancer, Ltd. (“Beyond Cancer”), NO is used to target solid tumors. The LungFit® platform is not utilized for the solid tumor indication due to the need for ultra-high concentrations of gaseous nitric oxide (“UNO”). A proprietary delivery system has been developed that is designed to safely deliver UNO in excess of 10,000 ppm directly to a solid tumor. This program has advanced to a phase 1 clinical trials.

On November 4, 2021, we reorganized our oncology business into a new private company called Beyond Cancer. Our preclinical oncology team and the exclusive right to the intellectual property portfolio utilizing UNO for the treatment of solid tumors now reside with Beyond Cancer. Beyond Air has 80% ownership in Beyond Cancer.

The second program, which does not utilize the LungFit® platform, partially inhibits neuronal nitric oxide synthase (nNOS) in the brain to treat neurological conditions. The first target indication is autism spectrum disorder (“ASD”). ASD is a serious neurodevelopmental and behavioral disorder, and one of the most disabling conditions and chronic illnesses in children. ASD includes a wide range of developmental disorders that share a core of neurobehavioral deficits manifested by abnormalities in social interactions, deficits in communication, restricted interests, and repetitive behaviors. In 2023, the CDC reported that approximately 1 in 36 children in the U.S. is diagnosed with an ASD. The cost of caring for Americans with autism had reached $268 billion in 2015 and would rise to $461 billion by 2025 in the absence of more-effective interventions and support across the life span. We expect this program to progress from pre-clinical to a phase 1 first-in-human clinical trial in 2025. Beyond Air has formed a wholly owned subsidiary called NeuroNOS Limited (Ireland) which is responsible for pre-clinical and clinical development.

1

LungFit® PH is the first FDA-approved system using our patented plasma pulse technology to generate on-demand NO from ambient air and, regardless of dose or flow, deliver it to a ventilator circuit. The device uses a medical air compressor to drive room air through a plasma chamber in the center of the unit where pulses of electrical discharge are created between two electrodes. The system uses the power equivalent to a 60-watt lightbulb to ionize the nitrogen and oxygen molecules, which then combine as NO with low levels of nitrogen dioxide (“NO2”) created as a byproduct. The products are then passed through a Smart Filter, which removes the toxic NO2 from the internal circuit. With respect to PPHN, the novel LungFit® PH is designed to deliver a dosage of NO to the lungs that is consistent with current guidelines for delivery of 20 ppm NO with a range of 0.5 ppm – 80 ppm (low concentration NO) for ventilated patients.

We believe the ability of LungFit® PH to generate NO from ambient air provides us with many competitive advantages over the current standard of NO delivery systems in the U.S., the EU, Japan and other markets. For example, LungFit® PH does not require the use of a high-pressure cylinder, does not require cumbersome purging procedures and places less burden on hospital staff in carrying out safety procedures.

Our novel LungFit® platform can also deliver a high concentration (>150 ppm) of NO directly to the lungs, which we believe has the potential to eliminate microbial infections including bacteria, fungi and viruses, among others. We believe that current FDA-approved NO vasodilation treatments would have limited success in treating microbial infections given the low concentrations of NO being delivered (<100 ppm). Given that NO is produced naturally by the body as an innate immunity mechanism, at a concentration of 200 ppm, supplemental high dose NO should aid in the body’s fight against infection. Based on our preclinical studies and clinical trials, we believe that 150 ppm is the minimum therapeutic dose to achieve the desired pulmonary antimicrobial effect of NO. To date, neither the FDA nor comparable foreign regulatory agencies in other countries or regions have approved any NO formulation and/or delivery system for >80 ppm NO.

Recent Developments

On October 4, 2024, the Company terminated its loan and security agreements with Avenue Capital Management II, L.P., Avenue Venture Opportunities Fund, L.P. and Avenue Venture Opportunities Fund II, L.P. (collectively, “Avenue”) with one payment of $5 million upon reaching agreement to extinguish the debt on September 30, 2024 and a final payment of $12.85 million upon completion on October 4, 2024. This agreement eliminates the debt and interest payments that would have been made to Avenue from October 1, 2024 through June 30, 2026 of $12 million.

Avenue invested $3.35 million of our securities under the Purchase Agreement on the same terms and conditions as all investors and funds were received from them on September 27, 2024.

On November 1, 2024, the Company entered into a loan and security agreement (the “Loan Agreement”) for a secured loan with certain lenders including its Chief Executive Officer and Chairman Steven Lisi and director Robert Carey. The loan Agreement provides for a $11,500,000 loan. The loan bears interest at a rate per annum (subject to increase during an event of default) equal to 15% of which 3% shall be payable in cash and 12% payable in kind through June 30, 2026 and thereafter all in cash. If not earlier repaid in full, the outstanding principal amount of the loan, together with any accrued and unpaid interest, shall be due and payable on October 4, 2034

Corporate Information

We were incorporated on April 28, 2015 under Delaware law. On June 25, 2019, our name was changed to Beyond Air, Inc. from AIT Therapeutics, Inc. Our principal executive offices are located at 900 Stewart Avenue, Suite 301, Garden City, New York 11530, and our telephone number is (516) 665-8200. Our website address is www.beyondair.net. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.

2

THE OFFERING

Common Stock to be offered by the selling stockholders	Up to 22,046,747 shares of common stock, 14,836,070 shares of common stock issuable upon exercise of Pre-funded Warrants and 36,882,817 shares of common stock issuable upon Common Warrants.

Terms of the Offering:	The selling stockholders will determine when and how it will sell the shares of common stock offered in this prospectus, as described in “Plan of Distribution.”

Common Stock outstanding prior to this offering	47,187,637 shares of common stock as of November 20, 2024

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock offered hereby by the selling stockholders, although we may receive cash from the exercise of the Warrants.

Risk Factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and the similarly titled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “XAIR.” We do not intend to apply for listing of the Warrants on any securities exchange or nationally recognized trading system.

3

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and other documents that we file with the SEC, which are incorporated by reference in this prospectus, together with the information included in this prospectus and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. In such case, the trading price of our common stock could decline, and our shareholders may lose all or part of their investment in the shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. In addition to the other information contained in this prospectus, including the reports we incorporate by reference, you should consider the following factor before investing in our securities.

We are currently not in compliance with the continued listing standards of the Nasdaq Capital Market, and if we are unable to regain compliance, our common stock will be delisted from the exchange.

Our common stock is currently listed for trading on the Nasdaq Capital Market under the symbol “XAIR”. The continued listing of our common stock on Nasdaq is subject to our compliance with a number of listing standards. On August 8, 2024, we received a letter from the Listing Qualifications Staff of Nasdaq (the “Staff”) notifying the Company that for the last 30 consecutive business days, the bid price of the Company’s common stock had been below the minimum closing bid price of $1.00 per share, required by the continued listing requirements of Nasdaq Listing Rule 5550(a)(2). In June 2024, our shares began trading below $1.00, and the trading price of our shares has not yet risen above that price for a minimum of ten consecutive business days, as required by the listing standards to regain compliance.

The notification letter has no immediate effect on the Company’s listing on the Nasdaq Capital Market. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 days, or until February 4, 2025 (the “Compliance Date”) to regain compliance with the minimum bid price requirement. There can be no assurance that we will be able to regain compliance with these requirements or that our common stock will continue to be listed on Nasdaq. If we are unable to regain compliance by the Compliance Date, we may be eligible for consideration of a second 180-day compliance period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market with the exception of the minimum bid price requirement and provide Nasdaq with written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company does not meet the other listing standards, Nasdaq could provide notice that the Company’s common stock will become subject to delisting. There can be no assurance that, if we were to effect a reverse stock split after obtaining the required approvals and intending to regain compliance, the reverse stock split would cause our common stock to meet the bid price requirement. If the Company fails to regain compliance with the Nasdaq continued listing standards, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. At that time, the Company may appeal the delisting determination to a Hearings Panel.

Such a delisting or even notification of failure to comply with such requirements would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In addition, the delisting of our common stock could lead to a number of other negative implications such as a loss of media and analyst coverage, a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and likely result in a reduced level of trading activity in the secondary trading market for our securities, and materially adversely impact our ability to raise capital on acceptable terms or at all. Delisting from Nasdaq could also have other negative results, including the potential loss of confidence by our current or prospective third-party providers and collaboration partners, the loss of institutional investor interest, and fewer licensing and partnering opportunities. In the event of a delisting, we expect to take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

4

If our common stock were no longer listed on Nasdaq, investors might only be able to trade on one of the over-the-counter markets. There is no assurance, however, that prices for our common stock would be quoted on one of these other trading systems or that an active trading market for our common stock would exist, which would materially and adversely impact the market value of our common stock and your ability to sell our common stock.

The sale of a substantial amount of our common stock, including resale of the shares of common stock held by the selling stockholders in the public market, could adversely affect the prevailing market price of our common stock.

This prospectus covers the resale of 73,765,634 shares of our common stock held by the selling stockholders. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when selling stockholders may sell such shares in the public market.

Our failure to comply with the covenants or other terms of the Loan Agreement, including as a result of events beyond our control, could result in a default under the Loan Agreement that could materially and adversely affect the ongoing viability of our business.

The Company’s obligations under the Loan Agreement are secured by substantially all of the Company’s assets.

The Loan Agreement contains affirmative and negative covenants customary for financings of this type that, among other things, limit the ability of the Company and its subsidiaries to incur additional debtor or pay any dividends.

The Loan Agreement also includes events of default customary for financings of this type, in certain cases subject to customary periods to cure, following which the lenders may accelerate all amounts outstanding under the loan. Events of default include, among other things:

●	our failure to pay any principal or interest under the Loan Agreement or any note in connection therewith;
●	any representation or warranty made shall prove to have been false or misleading in any material respect; and
●	certain specified insolvency and bankruptcy-related events.

Subject to any applicable cure period set forth in the Loan Agreement, all amounts outstanding with respect to the loan (principal and accrued interest), as well as any other obligations and amounts owing under the Loan Agreement, would become due and payable at the option of the lenders. Our assets or cash flow may not be sufficient to fully repay our obligations under the Loan Agreement if the obligations thereunder are accelerated upon any events of default. Further, if we are unable to repay, refinance or restructure our obligations, the lenders could proceed to protect and enforce their rights under the Loan Agreement by exercising such remedies (including foreclosure on the assets securing our obligations under the Loan Agreement) as are available to the lenders and in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in the Loan Agreement or the other loan documents or in aid of the exercise of any power granted in the Loan Agreement or other loan documents. The foregoing would materially and adversely affect the ongoing viability of our business.

Our Loan Agreement contains restrictions that limit our flexibility in operating our business.

The Loan Agreement contains various covenants that limit our ability to engage in specified types of transactions without the prior consent of the lenders. These covenants limit our ability to, among other things:

●	create, incur or assume additional indebtedness;
●	subject to certain exceptions, make restricted payments, including paying dividends on, repurchasing or making distributions with respect to our common stock; and
●	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

The covenants in the Loan Agreement may limit our ability to take certain actions that may be in our long-term best interests. In the event that we breach one or more covenants, the lenders may choose to declare an event of default and require that we immediately repay all amounts outstanding under the Loan Agreement, plus penalties and interest and foreclose on the collateral granted to them to secure the obligations under the Loan Agreement. Such repayment could have a material adverse effect on our business, operating results and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, any prospectus supplement or the documents incorporated herein and therein by reference, including statements regarding our future results of operations and financial position, business strategy, approved product and product candidates, certifications or approvals, timing of our clinical development activities, research and development costs, our commercialization plans and the expected timing thereof, timing and likelihood of success, and the plans and objectives of management for future operations and future results of anticipated products are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements express or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “expect,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar conditional expressions. The forward-looking statements in this prospectus or the documents incorporated herein by reference are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described under Item 1A “Risk Factors” contained in our most recently filed Annual Report on Form 10-K, as well as the following:

●	our ability to successfully commercialize our LungFit® PH system in the U.S.;

5

●	our ability to obtain a CE Certificate of Conformity to CE mark LungFit® in the European Union;

●	our expectation to incur losses for the next few years;

●	our ability to predict accurately the demand for our products, and products under development and to develop strategies to address markets successfully;

●	the possibility that products may contain undetected errors or defects or otherwise not perform as anticipated;

●	the anticipated development of markets we sell our products into and the success of our products in these markets;

●	our future capital needs and our need to raise additional funds;

●	our ability to build a pipeline of product candidates and develop and commercialize our approved products;

●	our ability to enroll patients in clinical trials, timely and successfully complete those trials and receive necessary certifications or regulatory approvals;

●	our ability to maintain our existing or future collaborations or licenses;

●	our ability to protect and enforce our intellectual property rights;

●	federal, state, and foreign regulatory requirements, including the FDA regulation of our approved product and product candidates;

●	our ability to remain listed on Nasdaq;

●	our ability to obtain and retain key executives and attract and retain qualified personnel; and

●	our ability to successfully manage our growth, including as a commercial-stage company.

Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. The risks set forth under Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, as revised or supplemented by our Quarterly Reports on Form 10-Q and other documents we file with the SEC, describe major risks to our business, and you should read and interpret any forward-looking statements together with these risks. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements.

You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

USE OF PROCEEDS

The net proceeds from any disposition of the Shares will be received by the selling stockholders. We will not receive any of the proceeds from any such Shares offered by this prospectus. We will, however, receive the net proceeds of any Warrants exercised for cash. We expect to use the proceeds received from the exercise of the Warrants, if any, for the general working capital purposes.

6

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

PRIVATE PLACEMENT OF SHARES OF STOCK, PRE-FUNDED WARRANTS AND COMMON WARRANTS

On September 26, 2024, we entered into the Purchase Agreement with certain accredited investors for a private placement offering, or the Private Placement, of the Company’s common stock, Pre-funded Warrants and Common Warrants. Pursuant to the Purchase Agreement, we sold (i) 24,999,999 common shares together with Common Warrants to purchase up to 24,999,999 shares of common stock, and (ii) 15,848,712 Pre-funded Warrants with each Pre-funded Warrant exercisable for one share of common stock, together with Common Warrants to purchase up to 15,848,712 shares of common stock. Each common share and accompanying Common Warrant were sold together at a combined offering price of $0.5043, and each Pre-funded Warrant and accompanying Common Warrant were sold together at a combined offering price of $0.5042 for gross proceeds to the Company of approximately $20,600,000. The Pre-funded Warrants have an exercise price of $0.0001 per share, and the Common Warrants have an exercise price of $0.38 per share. The Private Placement closed on September 30, 2024 (the “Closing Date”).

Pursuant to the Purchase Agreement, the Company has agreed to use its best efforts to convene an annual or special meeting of its stockholders within 180 days following the Closing Date. At the meeting, the Company’s board of directors will recommend stockholders approve: (i) increasing the number of authorized shares of Common Stock to ensure the availability of sufficient shares for the full issuance of shares of Common Stock issuable upon exercise of the outstanding Warrants (the “Authorized Share Proposal”) and (ii) allowing for the exercise price of the Common Warrants to be adjusted in accordance with the terms of the Common Warrants pursuant to the rules and regulations of the Nasdaq Stock Market (the “Warrant Proposal”). The Company will actively solicit proxies from stockholders in support of these proposals, and management-appointed proxyholders will vote their proxies in favor of the proposals. If stockholder approval is not obtained at the initial meeting, the Company will continue to use its best efforts to hold additional meetings every 180 days thereafter to seek stockholders’ approval, until either the approval is obtained or the Common Warrants are no longer outstanding.

The Pre-funded Warrants are exercisable on or after the date on which the Company obtains stockholder approval of the Authorized Share Proposal (the “Initial Exercise Date”) and shall expire when exercised in full. The Common Warrants are exercisable on or after the Initial Exercise Date and will have a term that expires five years following the Initial Exercise Date. Both the Pre-funded Warrants and Common Warrants are exercisable on a cashless basis in the event that, at the time of exercise, there is not an effective registration statement for the resale of the shares underlying the Pre-funded Warrants or Common Warrants, as applicable. The respective Pre-funded Warrants or Common Warrants may not be exercised to the extent such exercise would cause the holder to beneficially own more than 4.99% or 9.99% of the Company’s issued and outstanding common stock. The exercise price of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events and also upon any distributions of assets, including cash, stock or other property to our stockholders. Subject to certain exemptions outlined in the Common Warrant, if at any time while the Common Warrants are outstanding, the Company issues or sells, or is deemed to have issued or sold, shares of Common Stock at an effective price per share less than the exercise price of the Common Warrants then in effect, the exercise price of the Common Warrant shall be reduced in accordance with a weighted average formula. The Common Warrant provides that if the Warrant Proposal has not been approved by 180 days after the Closing Date, the Company will be obligated to pay liquidated damages to the holders.

7

In connection with the Purchase Agreement, we entered into a registration rights agreement, or the Registration Rights Agreement, with the investors. Pursuant to the Registration Rights Agreement, we are required to file a resale registration statement, or the Registration Statement, with the SEC to register for resale the common shares and shares issuable upon exercise of the Warrants by October 26, 2024, and to have such Registration Statement declared effective. We will be obligated to pay certain liquidated damages to the investors if we fail to file the resale registration statement when required, fail to cause the Registration Statement to be declared effective by the SEC when required, or if we fail to maintain the effectiveness of the Registration Statement. The Company is filing this registration statement in satisfaction of its obligation to file a registration statement under the Registration Rights Agreement.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders, or the Shares, are those common shares issued to the selling stockholders in the Private Placement and the shares of common stock issuable to the selling stockholders upon exercise of the Warrants issued in the Private Placement. We are registering the Shares in order to permit the selling stockholders to offer the Shares for resale from time to time. The selling stockholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution”.

Except as set forth in the footnotes below, neither the selling stockholders, nor any persons having control over the selling stockholders, have held any position or office with us or our affiliates within the last three years or have had a material relationship with us or any of our predecessors or affiliates within the past three years. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the Shares.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and warrants, as of November 20, 2024, assuming exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on exercises. Except as noted herein, beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The third column lists the Shares being offered by this prospectus by each selling stockholder. The fourth column assumes the sale of all of the Shares offered by the selling stockholders pursuant to this prospectus.

8

The percentage of shares beneficially owned prior to the offering is based on 72,187,636 shares of our common stock actually outstanding as of November 20, 2024.

Name of Selling Stockholder	Shares Beneficially Owned Before this Offering		Shares to be Sold in this Offering	Shares Beneficially Owned After this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering
Alyeska Master Fund, L.P.	29,744,200	(1)	29,744,200	-	*

Avenue Venture Opportunities Fund, L.P.	5,447,835	(2)	5,314,298	133,537	*

Avenue Venture Opportunities Fund II, L.P.	8,171,752	(3)	7,971,446	200,306	*

Atlas Diversified Master Fund, Ltd.	11,897,680	(4)	11,897,680	-	*

YA II PN, Ltd.	8,923,260	(5)	8,923,260	-	*

Quantum Partners LP	3,965,902	(6)	3,965,902	-	*

Ellen-Maria Gorrissen Trust II U/A Dated June 3, 1993	1,982,946	(7)	1,982,946	-	*

AIGH Investment Partners, LP	6,304,348	(8)	1,470,386	4,833,962	3.8%

WVP Emerging Manager Onshore Fund, LLC – AIGH Series	1,676,293	(9)	398,700	1,277,593	*

WVP Emerging Manager Onshore Fund, LLC – Optimized Equity Series	481,447	(10)	113,866	367,866	*

Alice W Lytton Family LLC	1,550,598	(11)	991,476	559,122	*

M. Kingdon Offshore Master Fund, LP	1,459,852	(12)	892,326	567,526	*

Kingdon Healthcare Master Fund, LP	99,148	(13)	99,148	-	*

* Less than 1%.

(1)	Consists of (i) 7,144,899 shares of common stock issued in the Private Placement, (ii) 7,727,201 shares of common stock underlying Pre-Funded Warrants, and (iii) 14,872,100 shares of common stock underlying Common Warrants. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

9

(2)	Consists of (i) 1,978,679 shares of common stock issued in the Private Placement, (ii) 678,470 shares of common stock underlying Pre-Funded Warrants, (iii) 2,657,149 shares of common stock underlying Common Warrants, (iv) 93,537 shares of common stock issuable upon exercise of June 2023 warrants, and (v) 40,000 shares of common stock issuable upon exercise of June 2024 warrants. Avenue Venture Opportunities Fund, L.P. is a Delaware limited partnership. Marc Lasry is the managing member of Avenue Venture Opportunities Fund, L.P. Mr. Lasry may be deemed to be the indirect beneficial owner of the securities reported by reason of his ability to direct the vote and/or disposition of such securities. The address of Avenue Venture Opportunities Fund, L.P. and its affiliates, is 11 West 42nd Street, 9th Floor, New York, New York 10036.

(3)	Consists of (i) 2,968,018 shares of common stock issued in the Private Placement, (ii) 1,017,705 shares of common stock underlying Pre-Funded Warrants, (iii) 3,985,723 shares of common stock underlying Common Warrants, (iv) 140,306 shares of common stock issuable upon exercise of June 2023 warrants, and (v) 60,000 shares of common stock issuable upon exercise of June 2024 warrants. Avenue Venture Opportunities Fund II, L.P. is a Delaware limited partnership. Marc Lasry is the managing member of Avenue Venture Opportunities Fund II, L.P. Mr. Lasry may be deemed to be the indirect beneficial owner of the securities reported by reason of his ability to direct the vote and/or disposition of such securities. The address of Avenue Venture Opportunities Fund II, L.P., and its affiliates, is 11 West 42nd Street, 9th Floor, New York, New York 10036.

(4)	Consists of (i) 2,941,176 shares of common stock issued in the Private Placement, (ii) 3,007,664 shares of common stock underlying Pre-Funded Warrants and (iii) 5,948,840 shares of common stock underlying Common Warrants. Balyasny Asset Management L.P. (“BAM”) serves as investment advisor to Atlas Diversified Master Fund, Ltd. (“ADMF”). Dmitry Balyasny indirectly controls the general partner of BAM and shall be deemed o have sole voting and dispositive power over all of the shares. The business address of ADMF is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KY1- 1104, Cayman Islands, and the business address of BAM and Mr. Balyasny is 444 West Lake Street, 50th Floor, Chicago, IL 60606.

(5)	Consists of (i) 3,322,409 shares of common stock issued in the Private Placement, (ii) 1,139,221 shares of common stock underlying Pre-Funded Warrants and (iii) 4,461,630 shares of common stock underlying Common Warrants. Yorkville Advisors Global, LP is the Investment Manager to YA II PN, Ltd. Mark Angelo is the control person of Yorkville Advisors Global, LP. Investment decisions for YA II PN, Ltd. are made by Mark Angelo, and Mr. Angelo may therefore be deemed to hold voting and dispositive power with respect to such shares. The business address of YA II PN, Ltd. is 1012 Springfield Ave, Mountainside, NJ 07092.

10

(6)	Consists of (i) 1,476,626 shares of common stock issued in the Private Placement, (ii) 506,325 shares of common stock underlying Pre-Funded Warrants and (iii) 1,982,951 shares of common stock underlying Common Warrants. The shares listed herein are held for the account of Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum Partners”). Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to Quantum Partners. As such, SFM LLC has been granted investment discretion over portfolio investments, including the shares, held for the account of Quantum Partners. George Soros serves as Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the manager of SFM LLC. The address for Quantum Partners is c/o Soros Fund Management LLC, 250 W 55th Street, New York, NY 10019.

(7)	Consists of (i) 738,313 shares of common stock issued in the Private Placement, (ii) 253,160 shares of common stock underlying Pre-Funded Warrants and (iii) 991,473 shares of common stock underlying Common Warrants. As Trustee of Ellen-Maria Gorrissen Trust II U/A Dated June 3, 1993, Michael M. Kellen, may be deemed to be the beneficial owner of the securities held by Ellen-Maria Gorrissen Trust II U/A Dated June 3, 1993. The address of Ellen-Maria Gorrissen Trust II U/A Dated June 3, 1993 is c/o Michael Kellen, 1345 Avenue of the Americas, 4th Floor, New York, NY 10105-4700.

(8)	Consists of (i) 482,030 shares of common stock issued in the Private Placement, (ii) 253,163 shares of common stock underlying Pre-Funded Warrants, (iii) 735,193 shares of common stock underlying Common Warrants, (iv) 2,117,388 shares of common stock, and (v) 2,716,574 shares of common stock issuable upon exercise of warrants. Mr. Orin Hirschman is the managing member of AIGH Capital Management, LLC, a Maryland limited liability company (“AIGH CM”), who is an advisor with respect to the securities held by AIGH Investment Partners, L.P. (“AIGH LP”). Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH CM, directly held by AIGH LP and directly held by Mr. Hirschman and his family. The address for AIGH CM, AIGH LP and Mr. Hirschman is 6006 Berkeley Avenue, Baltimore, MD 21209.

(9)	Consists of (i) 199,350 shares of common stock issued in the Private Placement, (ii) 199,350 shares of common stock underlying Common Warrants, (iii) 580,797 shares of common stock, and (iv) 696,796 shares of common stock issuable upon exercise of warrants. Mr. Orin Hirschman is the managing member of AIGH Capital Management, LLC, a Maryland limited liability company (“AIGH CM”), who is a sub-advisor with respect to the securities held by WVP Emerging Manager Onshore Fund, LLC - AIGH Series. Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH CM and directly held by Mr. Hirschman and his family directly. The address for AIGH CM and Mr. Hirschman is 6006 Berkeley Avenue, Baltimore, MD 21209

(10)	Consists of (i) 56,933 shares of common stock issued in the Private Placement, (ii) 56,933 shares of common stock underlying Common Warrant, (iii) 166,493 shares of common stock, and (iv) 201,088 shares of common stock issuable upon exercise of warrants. Mr. Orin Hirschman is the managing member of AIGH CM, who is a sub-advisor with respect to the securities held by WVP Emerging Manager Onshore Fund, LLC - Optimized Equity Series. Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH CM and directly held by Mr. Hirschman and his family directly. The address for AIGH CM and Mr. Hirschman is 6006 Berkeley Avenue, Baltimore, MD 21209.

(11)	Consists of (i) 369,157 shares of common stock issued in the Private Placement, (ii) 126,581 shares of common stock underlying Pre-Funded Warrants, (iii) 495,738 shares of common stock underlying Common Warrants, (iv) 257,917 shares of common stock, and (v) 301,205 shares of common stock issuable upon exercise of warrants. The controlling person of Alice W Lytton Family LLC is Laurence Lytton, who may be deemed to be the beneficial owner of the securities held by Alice W Lytton Family LLC. The address of Alice W Lytton Family LLC is 467 Central Park West, 17A, New York, NY 10025.

(12)	Consists of (i) 332,241 shares of common stock issued in the Private Placement, (ii) 113,922 shares of common stock underlying Pre-Funded Warrants, (iii) 446,163 shares of common stock underlying Common Warrants, and (iv) 567,526 shares of common stock. Mark Kingdon, as the managing member of Kingdon GP, LLC, which is the general partner of M. Kingdon Offshore Master Fund, LP has voting or investment control over the securities held by M. Kingdon Offshore Master Fund, LP. The address of M. Kingdon Offshore Master Fund, LP is c/o Kingdon Capital Management, LLC, 152 W. 57th Street, 50th Floor, New York, NY 10019.

(13)	Consists of (i) 36,916 shares of common stock issued in the Private Placement, (ii) 12,658 shares of common stock underlying Pre-Funded Warrants and (iii) 49,574 shares of common stock underlying Common Warrants. Mark Kingdon, as the managing member of Kingdon GP II, LLC, which is the general partner of Kingdon Healthcare Master Fund, LP, has voting or investment control over the securities held by Kingdon Healthcare Master Fund, LP. The address of Kingdon Healthcare Master Fund, LP is c/o Kingdon Capital Management, LLC, 152 W. 57th Street, 50th Floor, New York, NY 10019.

11

PLAN OF DISTRIBUTION

Each selling stockholder of the Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their respective securities covered hereby on markets or exchanges on which the Shares are listed or quoted for trading on the date in question, or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	settlement of short trades entered into after the date of this prospectus;

●	by pledge to secure debts and other obligations;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

A selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by a selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

A selling stockholder may enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling stockholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Shares. We have agreed to indemnify any selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by a selling stockholder or any other person. We will make copies of this prospectus available to a selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with and reliance on Rule 172 under the Securities Act).

12

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are on file with the SEC as exhibits to previous filings with the SEC. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

Our certificate of incorporation authorizes us to issue up to 110,000,000 shares, 100,000,000 of which is designated as common stock with a par value of $0.0001 per share. As of November 20, 2024, there were 72,187,636 shares of common stock outstanding, held by 115 stockholders of record. This figure does not reflect the number of beneficial owners of shares of our common stock as a single stockholder of record often holds shares in nominee name (also referred to as, in “street name”) on behalf of multiple beneficial owners.

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, including the election of directors. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by our certificate of incorporation or by our bylaws.

Our certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividend Rights

Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never paid a dividend and we do not anticipate paying a dividend in the foreseeable future.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Other Rights and Preferences

The terms of our common stock do not include any preemptive, conversion or subscription rights, nor any redemption or sinking fund provisions. The common stock is not subject to future calls or assessments by us. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of shares of any series of our preferred stock that we may classify and issue in the future.

Registration Rights

We are parties to that certain Registration Rights Agreement dated as of September 26, 2024 - See “Private Placement of Shares of Common Stock, Pre-Funded Warrants and Common Warrants”.

Outstanding Stock Options

As of November 20, 2024, we had outstanding options to purchase 10,955,973 shares of our common stock at a weighted-average exercise price of $4.36 per share, of which 10,745,973 were underlying options granted pursuant to the 2013 Plan. The remaining options were options to purchase 210,000 shares of our common stock at a weighted-average exercise price of $4.45 per share issued outside of our equity compensation plans as an inducement material to certain individuals entering into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4). As of November 20, 2024, there were 760,229 shares of our common stock reserved for future issuance under our 2013 Plan.

13

Outstanding Restricted Stock Units

As of November 20, 2024, we had 610,100 shares of our common stock underlying outstanding restricted stock units, none of which was underlying outstanding restricted stock units which were issued outside of our equity compensation plans as an inducement material to certain individuals entering into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4).

2021 Employee Stock Purchase Plan

As of November 20, 2024, there were 750,000 shares of our common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan.

Outstanding Warrants

As of November 20, 2024, we had outstanding warrants to purchase up to an aggregate of 25,384,090 shares of our common stock at a weighted-average exercise price of $1.16 per share (which number does not include the Warrants issued in connection with the Private Placement described above).

Description of Certain Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the consummation of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

14

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and our bylaws:

●	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as it may designate, which issuance could result in the loss of voting control by other stockholders;

●	subject to the rights of the holders of any series of preferred stock, provide that all vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

●	do not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election;

●	provide that special meetings of our stockholders may be called only by the (i) the chairperson of the board; (ii) our chief executive officer; or (iii) a majority of the number of authorized directors; and

●	provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of us; (B) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (C) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or (D) any action asserting a claim against us governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the foregoing exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction.

The Nasdaq Capital Market

Our shares of common stock are listed for trading on the Nasdaq Capital Market under the symbol “XAIR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation.

15

LEGAL MATTERS

Certain legal matters relating to the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference Carmel, LLP.

EXPERTS

The consolidated financial statements as of and for the years ended March 31, 2024 and 2023 incorporated by reference in this registration statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report (which report includes an explanatory paragraph about the Company’s ability to continue as a going concern). Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the year ended March 31, 2024, filed on June 24, 2024;
●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed on August 6, 2024;
●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 on November 12, 2024;
●	our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items) filed with the SEC on June 18, 2024. June 27, 2024, August 9, 2024, September 27, 2024, October 2, 2024, October 9, 2024, and November 6, 2024; and
●	the description of our common stock contained in our Registration Statement on Form 8-A filed on May 3, 2019, as updated by Exhibit 4.7 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Beyond Air, Inc., General Counsel, at 900 Stewart Avenue, Suite 301, Garden City, New York 11530. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.beyondair.net. The information on such website is not incorporated by reference and is not a part of this prospectus.

16

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC regional offices, public reference facilities and on the website of the SEC referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, www.beyondair.net, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus.

17

73,765,634 Shares of Common Stock

PROSPECTUS

November 26, 2024